Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for EMC Energies, Inc. and on September 26,1990 we reported on the financial statements of EMC Energies, Inc. as of and for the years ended June 30, 1999 and 1989. We have not performed any audit services for EMC Energies, Inc. since 1990. On November 29, 1999, we were notified that other auditors were engaged as independent accountants of EMC Energies, Inc. for 1998 and 1999. We have read EMC Energies, Inc.'s statements included under Item 4 of its December 20, 1999 Form 8-K and we agree with such statements.

                                         /s/ McGladry & Pullen LLP

Casper, Wyoming
December 20, 1999